October 2009

Pricing Sheet dated October 23, 2009 relating to
Preliminary Terms No. 201 dated September 24, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due April 30, 2013
Based on the Performance of a Basket of Nine Currencies Relative to the U.S. Dollar (70% Developed Markets + 30% Emerging Markets)
PRICING TERMS – OCTOBER 23, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,484,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	October 23, 2009
Original issue date:	October 30, 2009 (5 business days after the pricing date)
Maturity date:	April 30, 2013
Principal protection:	100%
Interest:	None
Basket:
The basket consists of nine currencies valued relative to the U.S. dollar (each a “basket currency”) composed of 70% developed market currencies (equally weighted among themselves) and 30% emerging market currencies (equally weighted among themselves), as follows:

70% Developed Market Currencies	Weighting	Initial Exchange Rate	Reference Source	30% Emerging Market Currencies	Weighting	Initial Exchange Rate	Reference Source
Australian dollar (“AUD”)	11.6667%	0.92470	Reuters page “WMRSPOT12”	Brazilian real (“BRL”)	10.0000%	1.7113	Reuters page “BRFR”
British pound (“GBP”)	11.6667%	1.63395	Reuters page “WMRSPOT07”	Chinese renminbi (“CNY”)	10.0000%	6.8275	Reuters page “SAEC”
Canadian dollar (“CAD”)	11.6667%	1.05085	Reuters page “WMRSPOT09”	Indian rupee (“INR”)	10.0000%	46.45	Reuters page “RBIB”
Eurozone euro (“EUR”)	11.6667%	1.50180	Reuters page “WMRSPOT05”
Japanese yen (“JPY”)	11.6667%	91.94500	Reuters page “WMRSPOT12”
Swiss franc (“CHF”)	11.6667%	1.00800	Reuters page “WMRSPOT07”
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	115%
Currency performance:
With respect to AUD, EUR and GBP:
(final exchange rate / initial exchange rate) – 1
With respect to BRL, CAD, CHF, CNY, INR and JPY:
(initial exchange rate / final exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	For each basket currency, the relevant exchange rate on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	For each basket currency, the relevant exchange rate on the valuation date
Exchange rate:
With respect to AUD, EUR and GBP:  the rate for conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.
With respect to BRL, CAD, CHF, CNY, INR and JPY:  the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	April 19, 2013
CUSIP:	617482HD9
ISIN:	US617482HD97
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.5%	97.5%
Total	$7,484,000	$187,100	$7,296,900
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 201 dated September 24, 2009
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.